EXHIBIT 10.3

September 9, 2022

Jerome Griffith

VIA EMAIL

Dear Jerome,

This letter will serve to memorialize the terms of your transition from your role as Chief Executive Officer of Lands’ End, Inc. (“Lands’ End” or the “Company”), as follows:

1)

You and Lands’ End agree that you will retire as Chief Executive Officer on January 27, 2023, the conclusion of the Company’s current fiscal year, unless your employment is earlier terminated pursuant to the terms of your Executive Severance Agreement dated December 19, 2016 (the “ESA”).  Capitalized terms used in this letter but not otherwise defined will have the meaning set forth in the ESA.  As a reminder, you will continue to be subject to the restrictive covenants set forth in such agreement while employed and for the post-employment periods specified therein.

2)

Effective January 28, 2023, you will be employed by the Company in the role of Executive Vice Chair until the Company’s 2023 Annual Meeting of Stockholders (which is expected to be held in May 2023), and thereafter continue to serve as an employee with the title of Senior Advisor until January 27, 2024.  In the foregoing capacities, you will provide such services, in such locations, and hold such duties, responsibilities and authorities, in each case as the Chief Executive Officer of Lands’ End may direct. You will receive an annual base salary of $700,000 for the period January 28, 2023 through the first to occur of (a) January 27, 2024 and (b) if applicable, your employment with the Company is terminated for Cause.  As an employee, you will remain entitled to all benefits available to active Lands’ End employees.

3)

You will be nominated for re‑election to the Board at the Company’s 2023 Annual Meeting of Stockholders.  Your currently fully vested option to purchase 294,118 shares of Company common stock at $18.10 exercise price that was granted March 6, 2017, shall remain exercisable in accordance with its terms until the ninetieth (90th) day following the later of (a) the end of your employment with the Company or (b) you ceasing to serve on the Board of Directors of the Company (but in no event after its expiration date).

4)

As of January 27, 2023, you will cease to be considered an Executive Officer of Lands’ End, for purposes of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “officer” of Lands’ End for purpose of Section 16 of the Exchange Act; however, you will remain subject to Section 16 for so long as you are a member of the Board of Directors.

5)

In light of your expected reduced requirement to be in Wisconsin to perform your duties, Lands’ End will reimburse you for reasonable moving expenses to relocate your household goods and vehicles from Wisconsin to New York, with such reimbursements otherwise subject to the Lands’ End relocation policy as applicable to senior executives of the Company.  In addition, until May 31, 2023,  Lands’ End will reimburse you for roundtrip airplane tickets for you between Wisconsin and New York, with such reimbursements otherwise subject to the Lands’ End business travel expense policy as applicable to senior executives of the Company.

6)

By signing this letter where indicated below, you are acknowledging and agreeing that: (a) the changes to your employment and compensation terms as set forth herein and effective as of January 28, 2023, shall not constitute “Good Reason” for purposes of the ESA (and any equity award agreement, if applicable); (b) effective as of January 28, 2023, the definition of “Good Reason” is hereby amended by (1) deleting in their entirety clauses (iii), (v) and (vi) thereof and (2) revising clause (iv) to read as follows: “(iv) the assignment of duties or responsibilities materially inconsistent with Executive’s position as Executive Vice Chair (which shall be presumed to occur if Executive ceases to report directly to the Chief Executive Officer of the Company).”; and (c) effective as of the date of January 28, 2023, upon a Qualifying Termination that occurs on or after such date, (1) except for the Accrued Amounts payable under the ESA and continued payment of the base salary amount provided under paragraph 1 above, you will not be entitled to any other payments or benefits in respect of such termination under the ESA or otherwise and (2) the election (and consequences thereof) provided in the second sentence of the definition of “Restricted Period” shall cease to be available.

Jerome, the Board is very pleased with Lands’ End’s progress during your tenure as our Chief Executive Officer and you have our sincere thanks.

[END OF DOCUMENT.  SIGNATURES ON NEXT PAGE.]

Sincerely,

/s/ Josephine Linden

Josephine Linden

Chair, Board of Directors

Lands’ End, Inc.

Accepted and agreed this 9th day of September, 2022:

/s/ Jerome Griffith

Jerome Griffith

[Signature Page to Griffith Transition Letter Agreement]